UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 21, 2005

Neoware Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-21240	23-2705700

(Commission File Number)	(IRS Employer Identification No.)

400 Feheley Drive, King of Prussia, Pennsylvania	19406

(Address of Principal Executive Offices)	(Zip Code)

(610) 277-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into a Material Definitive Agreement.

On February 22, 2005, the Company entered into an employment offer letter with Roy J. Zatcoff defining the terms of his employment with the Company as Executive Vice President.  Mr. Zatcoff will receive an annual base salary of $260,000 and will be eligible for an annual executive bonus of up to $125,000, or greater at the sole discretion of the Company’s Stock Option and Compensation committee, based on quarterly and annual revenue and profitability goals and individual performance.  In addition, the Company has agreed to grant to Mr. Zatcoff stock options to purchase 140,000 shares of the Company’s common stock, which will have a term of 10 years, will vest in four equal annual installments commencing one year after grant and will have an exercise price equal to the closing sales price of the common stock on the date of grant.

Under the terms of the letter, in the event of a “change in control” (as defined in the Company’s 2004 Equity Incentive Plan), if Mr. Zatcoff is not offered a comparable position by the Company or the acquirer, or if he does not accept employment in any other capacity offered by the acquirer, the Company will continue to pay his base salary and the Company’s portion of his health care costs under COBRA for one year, pay an amount equal to the average of the annual bonus that he earned over the prior three years, and vest any of his outstanding stock options.  In the event that Mr. Zatcoff is offered a comparable position following a change in control, or he accepts employment in any other capacity offered by the acquirer, Mr. Zatcoff will be entitled to receive the economic benefits of the vesting of any outstanding stock options one year after the change in control, provided that he is still working for the Company or the acquirer at that time.

In connection with Mr. Zatcoff’s appointment, the Stock Option and Compensation Committee determined that upon Mr. Zatcoff’s commencement of employment it would offer the following benefits to Eric N. Rubino, Chief Operating Officer, Keith D. Schneck, Chief Financial Officer, Peter Bolton, Executive Vice President, and three additional officers of the Company.  Should the individual’s employment be terminated as a result of a change in control, the Company will continue to pay his base salary and the Company’s portion of his health care costs under COBRA for one year, and will pay an amount equal to the average of the annual bonus that he earned over the prior three years.

The foregoing description of the material terms of Mr. Zatcoff’s employment offer letter is qualified in its entirety by reference to the employment offer letter which is filed as Exhibit 10.1 hereto.

Item 5.02.          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 21, 2005, the Company announced that effective on that date it had appointed Roy J. Zatcoff as Executive Vice President in charge of worldwide marketing and development. Immediately prior to joining the Company, Mr. Zatcoff held the position of Chief Operating Officer of Primavera Systems, Inc., a privately held company that develops and sells project management software systems.  From 1986 to 2003, Mr. Zatcoff held a variety of senior management and officer level positions at SCT Corporation, a public company that developed

and sold enterprise software in several specialized vertical markets.   Those positions included Executive Vice President of SCT Corporation from 2002 through 2003, President - SCT Manufacturing Systems from 1998 through 2002, President - SCT Education Systems from 1995 through 1998, and Vice President of Product Development from 1986 through 1994.  Mr. Zatcoff is 49 years old and holds a degree in Computer Science from Rensselaer Polytechnic Institute.

See Item 1.01 for a description of Mr. Zatcoff’s employment offer letter, which is incorporated herein by reference.

Item 9.01.          Financial Statements and Exhibits.

(c) Exhibits. The following documents are filed as exhibits to this report.

10.1	Employment offer letter dated February 22, 2005 from Neoware Systems, Inc. to Roy J. Zatcoff.

10.2	Summary of Certain Change in Control Benefits for Designated Officers of Neoware Systems, Inc.

99.1	Press Release dated March 21, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 21, 2005	Neoware Systems, Inc.
(Registrant)

/s/ Keith D. Schneck

Keith D. Schneck
Executive Vice President and Chief Financial Officer